Exhibit 10.1

Equity Transfer Agreement

The Transferor: Tianjin Binhai Shisheng Trading Group Co, Ltd

and

The Transferee: Wu Xiangyang

have entered into agreement as below:

1. The Transferor agrees to transfer 98% of its share in Tianjin Zhengji International Trade Co, Ltd to the Transferee;

2. The Transferee agrees to accept the 98% share of Tianjin Zhengji International Trade Co, Ltd that previously held by the Transferor;

3. The two parties agree to the consideration of the transfer as RMB 51,749,594.74;

4. After the transfer is closed, the Transferee shall acquire the right and obligation in Tianjin Zhengji International Trade Co, Ltd to the limit of its equity proportion.

Transferor: (signed by Cheng Weihong)

Transferee: (signed by Wu Xiangyang)